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                                                                    EXHIBIT 11.1

                       TRANSAMERICAN REFINING CORPORATION

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                (DOLLARS IN THOUSANDS -- EXCEPT PER SHARE DATA)

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
                                               YEAR ENDED            SIX MONTHS ENDED          YEAR ENDED
                                               JANUARY 31,             JANUARY 31,              JULY 31,
                                          ---------------------   ----------------------   -------------------
                                           1997        1996         1996        1995         1995       1994
                                          -------   -----------   --------   -----------   --------   --------
                                                    (UNAUDITED)              (UNAUDITED)
Primary:
Weighted average shares outstanding.....   30,000      30,000       30,000      30,000       30,000     30,000
Common equivalent shares related to:
Common stock purchase Warrants..........    7,458          --           --          --           --         --
                                          -------    --------     --------    --------     --------   --------
Weighted average shares and common stock
  equivalents...........................   37,458      30,000       30,000      30,000       30,000     30,000
                                          -------    --------     --------    --------     --------   --------
Net Income (Loss).......................  $ 9,406    $(67,258)    $(26,071)   $(23,150)    $(64,337)  $(17,353)
                                          -------    --------     --------    --------     --------   --------
Net Income (Loss) per share.............  $  0.25    $  (2.24)    $  (0.87)   $  (0.77)    $  (2.14)  $  (0.58)
                                          =======    ========     ========    ========     ========   ========
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